Filed Pursuant to Rule 433
Registration No. 333-158385
February 5, 2010
FREE WRITING PROSPECTUS
(To Prospectus dated April 2, 2009,
Prospectus Supplement dated April 9, 2009,
and Product Supplement dated April 9, 2009)

Structured Investments	HSBC USA Inc. $ Knock-Out Buffer Notes Linked to the iShares® MSCI EAFE Index Fund due February 25, 2011
General
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Terms used in this free writing prospectus are described or defined herein, in the accompanying product supplement, prospectus supplement and prospectus. The notes offered will have the terms described in the product supplement, prospectus supplement or prospectus. The notes are not principal protected, and you may lose up to 100.00% of your initial investment.

•	All references to “Enhanced Market Participation Notes” in the product supplement shall refer to these Knock-Out Buffer Notes.
•	This free writing prospectus relates to a single note offering. The purchaser of a note will acquire a security linked to the single Reference Asset described below.
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Although the offering relates to a Reference Asset, you should not construe that fact as a recommendation as to the merits of acquiring an investment linked to the Reference Asset or any component security held by the Reference Asset or as to the suitability of an investment in the related notes.

•	Senior unsecured debt obligations of HSBC USA Inc. maturing February 25, 2011.
•	Minimum denominations of $10,000 and integral multiples of $1,000 in excess thereof.
•	If the terms of the notes set forth below are inconsistent with those described in the accompanying product supplement, the terms set forth below will supersede.
Key Terms
Issuer:	HSBC USA Inc.
Issuer Rating:	AA- (S&P), A1 (Moody’s), AA (Fitch)*
Reference Asset:	The iShares® MSCI EAFE Index Fund (“EFA”) (the “Reference Asset”)
Knock-Out Event:
A Knock-Out Event occurs if, on any weekly Observation Day during the Observation Period, the Official Closing Price (as defined below) has decreased, as compared to the Initial Price, by a percentage that is more than the Knock-Out Buffer Amount. An “Observation Day” is the Wednesday of each week during the Observation Period, or if any such day is not a scheduled trading day or a Market Disruption Event occurs or is continuing on such day, the next scheduled trading day on which no Market Disruption Event occurs or is continuing.

Knock-Out Buffer Amount:	25.20%
Contingent Minimum Return:	0.00%
Principal Amount:	$1,000 per note.
Trade Date:	February 5, 2010
Pricing Date:	February 5, 2010
Original Issue Date:	February 10, 2010
Final Valuation Date:	February 22, 2011, subject to adjustment as described herein and in the accompanying product supplement.
Observation Period:	The period beginning on and excluding the Pricing Date and ending on and including the Final Valuation Date.
Maturity Date:
3 business days after the Final Valuation Date and is expected to be February 25, 2011.  The Maturity Date is subject to further adjustment as described under “Specific Terms of the Notes — Market Disruption Events” in the accompanying product supplement.

Payment at Maturity:
If a Knock-Out Event has occurred, you will receive a cash payment on the Maturity Date that will reflect the performance of the Reference Asset. Under these circumstances, your payment at maturity per $1,000 principal amount note will be calculated as follows:

$1,000 + ($1,000 × Reference Return)

If a Knock-Out Event has occurred and the Final Price is less than the Initial Price, you will lose some or all of your investment. This means that if the Reference Return is -100.00%, you will lose your entire investment.

If a Knock-Out Event has not occurred, you will receive a cash payment on the Maturity Date that will reflect the performance of the Reference Asset, subject to the Contingent Minimum Return of zero percent. If a Knock-Out Event has not occurred, your payment at maturity per $1,000 principal amount note will equal $1,000 plus the product of (a) $1,000 multiplied by (b) the greater of (i) the Reference Return and (ii) the Contingent Minimum Return of zero percent.  For additional clarification, please see “What is the Total Return on the Notes at Maturity Assuming a Range of Performance for the Reference Asset?” herein.

Reference Return:	The quotient, expressed as a percentage, calculated as follows:
Final Price – Initial Price
Initial Price
Initial Price:
An intraday price of the Reference Asset on the Pricing Date determined in the sole discretion of the calculation agent. The Initial Price is not the regular Official Closing Price on the Pricing Date.  Although the calculation agent will make all determinations and will take all action in relation to the establishment of the Initial Price in good faith, it should be noted that such discretion could have an impact (positive or negative), on the value of your notes.  The calculation agent is under no obligation to consider your interests as a holder of the notes in taking any actions, including the determination of the Initial Price, that might affect the value of your notes.

Final Price:
The Official Closing Price of one share of the Reference Asset on the Final Valuation Date, adjusted by the calculation agent as described under “Adjustments to an ETF” in the accompanying product supplement.

Official Closing Price:
The Official Closing Price of the Reference Asset on any scheduled trading day as determined by the calculation agent based on the value displayed on Bloomberg Professional® service page “EFA UP <EQUITY>” or any successor page on Bloomberg Professional® service or any successor service, as applicable.

CUSIP/ISIN:	4042K0Q40 /
Form of Notes:	Book-Entry
Listing:	The notes will not be listed on any U.S. securities exchange or quotation system.
* A credit rating reflects the creditworthiness of HSBC USA Inc. and is not indicative of the market risk associated with the notes or the Reference Asset, nor is it a recommendation to buy, sell or hold notes, and it may be subject to revision or withdrawal at any time by the assigning rating organization. The notes themselves have not been independently rated. Each rating should be evaluated independently of any other rating. However, because the return on the notes is dependent upon factors in addition to our ability to pay our obligations under the notes, such as the Official Closing Price of the Reference Asset, an improvement in our credit ratings, financial condition or results of operations is not expected to have a positive effect on the trading value of the notes.
Investment in the notes involves certain risks. You should refer to “Selected Risk Considerations” beginning on page 3 of this document and “Risk Factors” on page PS-4 of the product supplement and page S-3 of the prospectus supplement.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or determined that this free writing prospectus, or the accompanying product supplement, prospectus supplement and prospectus, is truthful or complete.  Any representation to the contrary is a criminal offense.
The notes are not deposit liabilities or other obligations of a bank and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency of the United States or any other jurisdiction and involve investment risks including possible loss of the principal amount invested due to the credit risk of HSBC.  HSBC Securities (USA) Inc. or another of our affiliates or agents may use the pricing supplement related to this free writing prospectus in market-making transactions in any notes after their initial sale.  Unless we or our agent informs you otherwise in the confirmation of sale, the pricing supplement relating to this free writing prospectus will be used in a market-making transaction. HSBC Securities (USA) Inc., an affiliate of ours, will purchase the notes from us for distribution to the placement agent.  See “Supplemental Plan of Distribution (Conflicts of Interest)” on the last page of this free writing prospectus.
We have appointed J.P. Morgan Securities Inc. as placement agent for the sale of the notes.  J.P. Morgan Securities Inc. will offer the notes to investors directly or through other registered broker-dealers.
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	Price to Public(1)	Fees and Commissions	Proceeds to Issuer
Per Note	$1,000	$0.00	$1,000
Total	$	$	$
(1) All fiduciary accounts will pay a purchase price of $1,000 per note, and the placement agents with respect to sales made to such accounts will forgo any fees.

Additional Terms Specific to the Notes

This free writing prospectus relates to a single note offering linked to the Reference Asset identified on the cover page. The purchaser of a note will acquire a senior unsecured debt security linked to the Reference Asset.  We reserve the right to withdraw, cancel or modify any offering and to reject orders in whole or in part. Although the note offering relates only to the Reference Asset identified on the cover page, you should not construe that fact as a recommendation as to the merits of acquiring an investment linked to the Reference Asset or any securities held by Reference Asset or as to the suitability of an investment in the notes.

You should read this document together with the prospectus dated April 2, 2009, the prospectus supplement dated April 9, 2009 and the product supplement dated April 9, 2009.  If the terms of the notes offered hereby are inconsistent with those described in the accompanying product supplement, prospectus supplement or prospectus, the terms described in this free writing prospectus shall control.  You should carefully consider, among other things, the matters set forth in “Selected Risk Considerations” beginning on page 3 of this free writing prospectus and “Risk Factors” on page PS-4 of the product supplement and page S-3 of the prospectus supplement, as the notes involve risks not associated with conventional debt securities. All references to “Enhanced Market Participation Notes” in the product supplement shall refer to these Knock-Out Buffer Notes.  We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.  As used herein, references to the “Issuer”, “HSBC”, “we”, “us” and “our” are to HSBC USA Inc.

HSBC has filed a registration statement (including a prospectus, a prospectus supplement and a product supplement) with the U.S. Securities and Exchange Commission (“SEC”) for the offering to which this free writing prospectus relates.  Before you invest, you should read the prospectus, prospectus supplement and product supplement in that registration statement and other documents HSBC has filed with the SEC for more complete information about HSBC and this offering.  You may get these documents for free by visiting EDGAR on the SEC’s web site at www.sec.gov.  Alternatively, HSBC Securities (USA) Inc. or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement and product supplement if you request them by calling toll-free 1 866 811 8049.

You may also obtain:

•	the product supplement at www.sec.gov/Archives/edgar/data/83246/000114420409019791/v145840_424b2.htm

•	the prospectus supplement at www.sec.gov/Archives/edgar/data/83246/000114420409019785/v145824_424b2.htm

•	the prospectus at www.sec.gov/Archives/edgar/data/83246/000104746909003736/a2192100zs-3asr.htm

We are using this free writing prospectus to solicit from you an offer to purchase the notes.  You may revoke your offer to purchase the notes at any time prior to the time at which we accept your offer by notifying HSBC Securities (USA) Inc.  We reserve the right to change the terms of, or reject any offer to purchase, the notes prior to their issuance.  In the event of any material changes to the terms of the notes, we will notify you.

Supplemental Information Relating to the Terms of the Notes

Notwithstanding anything contained in the accompanying prospectus supplement or product supplement to the contrary, the notes will be issued under the senior indenture dated March 31, 2009, between HSBC USA Inc., as Issuer, and Wells Fargo Bank, National Association, as trustee.  Such indenture will have substantially the same terms as the indenture described in the accompanying prospectus supplement and product supplement.  HSBC Bank USA, N.A. will act as paying agent with respect to the Notes pursuant to a Paying Agent and Securities Registrar Agreement dated June 1, 2009, between HSBC USA Inc. and HSBC Bank USA, N.A.

Selected Purchase Considerations

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APPRECIATION POTENTIAL — The notes provide the opportunity to participate in the appreciation of the Reference Asset at maturity. If a Knock-Out Event has not occurred, in addition to the principal amount, you will receive at maturity at least the Contingent Minimum Return of 0.00% on the notes, or a minimum payment at maturity of  $1,000.00 for every $1,000 principal amount note. Even if a Knock-Out Event has occurred, if the Final Price is greater than the Initial Price, in addition to the principal amount, you will receive at maturity a return on the notes equal to the Reference Return. Because the notes are our senior unsecured debt obligations, payment of any amount at maturity is subject to our ability to pay our obligations as they become due.

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LIMITED PROTECTION AGAINST LOSS — If a Knock-Out Event has not occurred, you will receive at least the principal amount and the Contingent Minimum Return at maturity even if the Final Price is below the Initial Price.  If a Knock-Out Event has occurred and the Final Price is less than the Initial Price, you will lose 1.00% of the principal amount for every 1.00% that the Final Price is less than the Initial Price. IF A KNOCK-OUT EVENT HAS OCCURRED AND THE REFERENCE RETURN IS -100.00%, YOU WILL LOSE YOUR ENTIRE INVESTMENT.

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EXPOSURE TO PERFORMANCE OF THE iSHARES® MSCI EAFE INDEX FUND — The Reference Asset is an exchange-traded fund of iShares® Trust, which is a registered investment company that consists of numerous separate investment portfolios. The iShares® MSCI EAFE Index Fund seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of publicly traded securities in the European, Australasian (Australian and Asian), and Far Eastern markets, as measured by the MSCI EAFE® Index, which we refer to as the Underlying Index.  The Underlying Index is a free-float adjusted average of the U.S. dollar values of all of the equity securities constituting the MSCI indices for selected countries in Europe, Australasia  and the Far East.  For additional information about the Reference Asset, see the information set forth under “Description of the Reference Asset” herein.

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TAX TREATMENT — There is no direct legal authority as to the proper tax treatment of the notes, and therefore significant aspects of the tax treatment of the notes are uncertain as to both the timing and character of any inclusion in income in respect of the notes. Under one approach, a note should be treated as a pre-paid forward or other executory contract with respect to the Reference Asset. We intend to treat the notes consistent with this approach. Pursuant to the terms of the notes, you agree to treat the notes under this approach for all U.S. federal income tax purposes.  Notwithstanding any disclosure in the accompanying product supplement to the contrary, our special U.S. tax counsel in this transaction is Sidley Austin llp. Subject to the limitations described therein, and based on certain factual representations received from us, in the opinion of our special U.S. tax counsel, Sidley Austin llp, it is reasonable to treat a note as a pre-paid forward or other executory contract with respect to the Reference Asset.  Pursuant to this approach, and subject to the discussion below regarding “constructive ownership transactions”, we do not intend to report any income or gain with respect to the notes prior to their maturity or an earlier sale or exchange and we intend to treat any gain or loss upon maturity or an earlier sale or exchange as long-term capital gain or loss, provided that you have held the note for more than one year at such time for U.S. federal income tax purposes.

Despite the forgoing, U.S. holders (as defined under “Certain U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement) should be aware that the Internal Revenue Code of 1986, as amended (the “Code”) contains a provision, Section 1260 of the Code, which sets forth rules which are applicable to what it refers to as “constructive ownership transactions.” Due to the manner in which it is drafted, the precise applicability of Section 1260 of the Code to any particular transaction is often uncertain. In general, a “constructive ownership transaction” includes a contract under which an investor will receive payment equal to or credit for the future value of any equity interest in a regulated investment company (such as shares of the Reference Asset (the “Underlying Shares”)). Under the “constructive ownership” rules, if an investment in the notes is treated as a “constructive ownership transaction,” any long-term capital gain recognized by a U.S. holder in respect of a note will be recharacterized as ordinary income to the extent such gain exceeds the amount of “net underlying long-term capital gain” (as defined in Section 1260 of the Code) of the U.S. holder determined as if the U.S. holder had acquired the Underlying Shares on the original issue date of the note at fair market value and sold them at fair market value on the maturity date (if the note was held until the maturity date) or on the date of sale or exchange of the note (if the note was sold or exchanged prior to the maturity date) (the “Excess Gain”). In addition, an interest charge will also apply to any deemed underpayment of tax in respect of any Excess Gain to the extent such gain would have resulted in gross  income inclusion for the U.S. holder in taxable years prior to the taxable year of the sale, exchange or maturity of the note (assuming such income accrued at a constant rate equal to the applicable federal rate as of the date of sale, exchange or maturity of the note).

Although the matter is not clear, there exists a risk that an investment in the notes will be treated as a “constructive ownership transaction.” If such treatment applies, it is not entirely clear to what extent any long-term capital gain recognized by a U.S. holder in respect of a note will be recharacterized as ordinary income. It is possible, for example, that the amount of the Excess Gain (if any) that would be recharacterized as ordinary income in respect of each note will equal the excess of (i) any long-term capital gain recognized by the U.S. holder in respect of a note over (ii) the “net underlying long-term capital gain” such U.S. holder would have had if such U.S. holder had acquired a number of the Underlying Shares at fair market value on the original issue date of the note for an amount equal to the “issue price” of the note and, upon the date of sale, exchange or maturity of the note, sold such Underlying Shares at fair market value (which would reflect the percentage increase in the value of the Underlying Shares over the term of the note). Accordingly, U.S. holders should consult their tax advisors regarding the potential application of the “constructive ownership” rules.

We will not attempt to ascertain whether the issuer of any stock owned by the Reference Asset would be treated as a “passive foreign investment company,” within the meaning of Section 1297 of the Code.  In the event that the issuer of any stock owned by the Reference Asset were treated as a passive foreign investment company, certain adverse U.S. federal income tax consequences might apply. You should refer to information filed with the SEC or other authorities by the issuers of stock owned by the Reference Asset and consult your tax advisor regarding the possible consequences to you, if any, in the event that one or more issuers of stock owned by the Reference Asset is or becomes a passive foreign investment company.

For a discussion of certain of the U.S. federal income tax consequences of your investment in a note, please see the discussion under “Certain U.S. Federal Income Tax Considerations” in the accompanying product supplement and the discussion under “Certain U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement.

Selected Risk Considerations

An investment in the notes involves significant risks. Investing in the notes is not equivalent to investing directly in the Reference Asset or any of the component securities held by the Reference Asset. These risks are explained in more detail in the “Risk Factors” sections of the accompanying product supplement and prospectus supplement.

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SUITABILITY OF NOTES FOR INVESTMENT — You should only reach a decision to invest in the notes after carefully considering, with your advisors, the suitability of the notes in light of your investment objectives and the information set out in this free writing prospectus.  Neither HSBC nor any dealer participating in the offering makes any recommendation as to the suitability of the notes for investment.

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YOUR INVESTMENT IN THE NOTES MAY RESULT IN A LOSS — The notes do not guarantee any return of principal. The return on the notes at maturity is linked to the performance of the Reference Asset and will depend on whether a Knock-Out Event has occurred and whether, and the extent to which, the Reference Return is positive or negative. If the Official Closing Price is below the Initial Price by more than the Knock-Out Buffer Amount of 25.20% on any Observation Day during the Observation Period, a Knock-Out Event has occurred, and the protection provided by the Knock-Out Buffer Amount will terminate. IF A KNOCK-OUT EVENT OCCURS, YOU MAY LOSE UP TO 100.00% OF YOUR INVESTMENT.

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THE NOTES ARE SUBJECT TO THE CREDIT RISK OF HSBC USA INC. — The notes are senior unsecured debt obligations of the issuer, HSBC, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the notes, including any principal protection at maturity, depends on the ability of HSBC to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of HSBC may affect the market value of the notes and, in the event HSBC were to default on its obligations, you may not receive the amounts owed to you under the terms of the notes.

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YOUR PROTECTION MAY TERMINATE AT ANY TIME DURING THE TERM OF THE NOTES — If the Official Closing Price is below the Initial Price by more than the Knock-Out Buffer Amount of 25.20% on any Observation Day during the Observation Period, you will be fully exposed to any decline in the Reference Asset at the Final Valuation Date. Under these circumstances, if the Final Price is less than the Initial Price, you will lose 1.00% of the principal amount of your investment for every 1.00% decrease in the Final Price as compared to the Initial Price. You will be subject to this potential loss of principal even if the Official Closing Price of the Reference Asset subsequently increases such that the Final Price is less than the Initial Price by not more than the Knock-Out Buffer Amount of 25.20%, or is equal to or greater than the Initial Price. As a result, you may lose some or all of your investment.  Your return on the notes may not reflect the return you would receive on a conventional fixed or floating rate debt instrument with a comparable term to maturity issued by HSBC or any other issuer with a similar credit rating.

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YOUR ABILITY TO RECEIVE THE CONTINGENT MINIMUM RETURN MAY TERMINATE AT ANY TIME DURING THE TERM OF THE NOTES — If the Official Closing Price on any Observation Day during the Observation Period declines from the Initial Price by more than the Knock-Out Buffer Amount of 25.20%, you will not be entitled to receive the protection provided by the Contingent Minimum Return on the notes. Under these circumstances, you may lose some or all of your investment at maturity and will be fully exposed to any decline in the Official Closing Price of the Reference Asset.

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THE VALUE OF SHARES OF THE REFERENCE ASSET MAY NOT COMPLETELY TRACK THE VALUE OF THE UNDERLYING INDEX — Although the trading characteristics and valuations of shares of the Reference Asset will usually mirror the characteristics and valuations of the Underlying Index, the value of the shares of the Reference Asset may not completely track the value of the Underlying Index.  The Reference Asset may reflect transaction costs and fees that are not included in the calculation of the Underlying Index.  Additionally, because the Reference Asset may not actually hold all of the stocks comprising the Underlying Index but invests in a representative sample of securities which have a similar investment profile as the stocks comprising the Underlying Index, the Reference Asset may not fully replicate the performance of the Underlying Index.

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MANAGEMENT RISK — The Reference Asset is not managed according to traditional methods of ‘‘active’’ investment management, which involve the buying and selling of securities based on economic, financial and market analysis and investment judgment. Instead, the Reference Asset, utilizing a ‘‘passive’’ or indexing investment approach, attempts to approximate the investment performance of the Underlying Index by investing in a portfolio of securities that generally replicate the Underlying Index. Therefore, unless a specific security is removed from the Underlying Index, the Reference Asset generally would not sell a security because the security’s issuer was in financial trouble. In addition, the Reference Asset is subject to the risk that the investment strategy of the Reference Asset’s investment adviser may not produce the intended results.

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AN INVESTMENT IN THE NOTES IS SUBJECT TO RISKS ASSOCIATED WITH FOREIGN SECURITIES MARKETS — Investments in securities linked to the value of foreign securities markets involve certain risk.  Foreign securities markets may be more volatile than U.S. or other securities markets and may be affected by market developments in different ways than U.S. or other securities markets.  Also, there generally may be less publicly available information about companies in foreign securities markets than about U.S. companies, and companies in foreign securities markets are subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. companies. Although many of the component stocks in the Underlying Index are listed or traded on foreign securities markets which constitute “designated offshore securities markets” under Regulation S, certain of the component stocks in the Underlying Index are primarily traded on foreign securities markets which have not been approved by U.S. securities regulatory agencies or U.S. exchanges.  In addition, regardless of their status as designated offshore securities markets, certain component stocks in the Underlying Index may be subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to United States reporting companies.  In addition, foreign securities issuers may be subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to United States reporting companies. Securities prices generally are subject to political, economic, financial and social factors that apply to the markets in which they trade and, to a lesser extent, foreign markets.

Securities prices outside the United States are subject to political, economic, financial and social factors that apply in foreign countries.  These factors, which could negatively affect foreign securities markets, include the possibility of changes in a foreign government’s economic and fiscal policies, the possible imposition of, or changes in, currency exchange laws or other laws or restrictions applicable to foreign companies or investments in foreign equity securities and the possibility of fluctuations in the rate of exchange between currencies.  Moreover, foreign economies may differ favorably or unfavorably from the United States economy in important respects such as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.

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AN INVESTMENT IN THE NOTES IS SUBJECT TO CURRENCY EXCHANGE RISK — Because the Underlying Index is denominated in U.S. Dollars, the prices of the component stocks comprising the Underlying Index will be converted into U.S. Dollars for the purposes of calculating the value of the Underlying Index and, thus, noteholders will be exposed to currency exchange rate risk with respect to each of the currencies in which the equity securities held by the Underlying Index trade. A noteholder’s net exposure will depend on the extent to which the currencies in which the equity securities held by the Underlying Index trade strengthens or weakens against the U.S. Dollar.  If the U.S. Dollar strengthens against the currencies in which the equity securities held by the Underlying Index trade, the value of the Reference Asset may be adversely affected, and the principal payment at maturity of the notes may be reduced.

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CERTAIN BUILT-IN COSTS ARE LIKELY TO ADVERSELY AFFECT THE VALUE OF THE NOTES PRIOR TO MATURITY — While the payment at maturity described in this free writing prospectus is based on the full principal amount of your notes, the original issue price of the notes includes the placement agent’s commission and the estimated cost of hedging our obligations under the notes through one or more of our affiliates. As a result, the price, if any, at which HSBC Securities (USA) Inc. will be willing to purchase notes from you in secondary market transactions, if at all, will likely be lower than the original issue price, and any sale of notes by you prior to the Maturity Date could result in a substantial loss to you. The notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your notes to maturity.

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NO INTEREST OR DIVIDEND PAYMENTS OR VOTING RIGHTS — As a holder of the notes, you will not receive interest payments, and you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of shares of the Reference Asset or the Underlying Index would have.

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THE NOTES LACK LIQUIDITY — The notes will not be listed on any securities exchange. HSBC Securities (USA) Inc. may offer to purchase the notes in the secondary market but is not required to do so and may cease making such offers at any time if at all. Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which HSBC Securities (USA) Inc. is willing to buy the notes. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily.

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POTENTIAL CONFLICTS — HSBC and its affiliates play a variety of roles in connection with the issuance of the notes, including acting as calculation agent and hedging its obligations under the notes. In performing these duties, the economic interests of the calculation agent and other affiliates of HSBC are potentially adverse to your interests as an investor in the notes. Although the calculation agent will make all determinations and take all action in relation to establishing the Initial Price in good faith, it should be noted that such discretion could have an impact (positive or negative), on the value of your notes. HSBC will not have any obligation to consider your interests as a holder of the notes in taking any corporate action that might affect the price of the Reference Asset and the value of the notes.

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THE NOTES ARE NOT INSURED BY ANY GOVERNMENTAL AGENCY OF THE UNITED STATES OR ANY OTHER JURISDICTION — The notes are not deposit liabilities or other obligations of a bank and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or program of the United States or any other jurisdiction.  An investment in the notes is subject to the credit risk of HSBC, and in the event that HSBC is unable to pay its obligations as they become due, you may not receive the full payment at maturity of the notes.

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MANY ECONOMIC AND MARKET FACTORS WILL IMPACT THE VALUE OF THE NOTES — In addition to the Official Closing Price of the Reference Asset on any day, the value of the notes will be affected by a number of economic and market factors that may either offset or magnify each other, including:

•	the expected volatility of the Reference Asset;

•	the time to maturity of the notes;

•	whether a Knock-Out Event has occurred;

•	the dividend rate on the equity securities held by the Reference Asset or comprising the Underlying Index;

•	interest and yield rates in the market generally;

•	a variety of economic, financial, political, regulatory or judicial events that affect the equity securities held by the Reference Asset or the stock markets generally; and

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

What Is the Total Return on the Notes at Maturity Assuming a Range of Performance for the Reference Asset?

The following table illustrates the hypothetical total return at maturity on the notes. The “total return” as used in this free writing prospectus is the number, expressed as a percentage, that results from comparing the payment at maturity per $1,000 principal amount note to $1,000. The hypothetical total returns set forth below reflects a Knock-Out Buffer Amount of 25.20%, a Contingent Minimum Return on the notes of 0.00% and assumes an Initial Price of $51.55, the Official Closing Price on February 4, 2010. The actual Initial Price will be determined on the Pricing Date. The hypothetical total returns set forth below are for illustrative purposes only and may not be the actual total returns applicable to a purchaser of the notes. The numbers appearing in the following table and examples have been rounded for ease of analysis.

Hypothetical Final Price	Hypothetical Reference Return	Hypothetical Total Return
		Knock Out Event Has Not Occurred(1)	Knock Out Event Has Occurred(2)
$92.79	80.00%	80.00%	80.00%
$87.64	70.00%	70.00%	70.00%
$82.48	60.00%	60.00%	60.00%
$77.33	50.00%	50.00%	50.00%
$72.17	40.00%	40.00%	40.00%
$67.02	30.00%	30.00%	30.00%
$61.86	20.00%	20.00%	20.00%
$59.28	15.00%	15.00%	15.00%
$56.71	10.00%	10.00%	10.00%
$54.13	5.00%	5.00%	5.00%
$52.07	1.00%	1.00%	1.00%
$51.55	0.00%	0.00%	0.00%
$48.97	-5.00%	0.00%	-5.00%
$46.40	-10.00%	0.00%	-10.00%
$43.82	-15.00%	0.00%	-15.00%
$41.24	-20.00%	0.00%	-20.00%
$38.56	-25.20%	0.00%	-25.20%
$36.09	-30.00%	N/A	-30.00%
$30.93	-40.00%	N/A	-40.00%
$25.78	-50.00%	N/A	-50.00%
$20.62	-60.00%	N/A	-60.00%
$15.47	-70.00%	N/A	-70.00%
$10.31	-80.00%	N/A	-80.00%
$5.16	-90.00%	N/A	-90.00%
$0.00	-100.00%	N/A	-100.00%

(1)	The Official Closing Price has not declined, as compared to the Initial Price, by more than 25.20% on any Observation Day during the Observation Period.

(2)	The Official Closing Price has declined, as compared to the Initial Price, by more than 25.20% on any Observation Day during the Observation Period.

Hypothetical Examples of Amounts Payable at Maturity

The following examples illustrate how the total returns set forth in the table above are calculated.

Example 1: A Knock-Out Event has not occurred, and the price of the Reference Asset decreases from the Initial Price of $51.55 to a Final Price of $43.82. Because a Knock-Out Event has not occurred and the Reference Return of -15.00% is less than the Contingent Minimum Return of 0.00%, the investor benefits from the Contingent Minimum Return and receives a payment at maturity of $1,000 per $1,000 principal amount note.

Example 2: A Knock-Out Event has not occurred, and the price of the Reference Asset increases from the Initial Price of $51.55 to a Final Price of $59.28. Because a Knock-Out Event has not occurred and the Reference Return of 15.00% is greater than the Contingent Minimum Return of 0.00%, the investor receives a payment at maturity of $1,150 per $1,000 principal amount note, calculated as follows:

$1,000 + ($1,000 × 15.00%) = $1,150

Example 3: A Knock-Out Event has occurred, and the price of the Reference Asset decreases from the Initial Price of $51.55 to a Final Price of $35.65. Because a Knock-Out Event has occurred and the Reference Return is -10.00%, the investor is exposed to the performance of the Reference Asset and receives a payment at maturity of $900 per $1,000 principal amount note, calculated as follows:

$1,000 + ($1,000 × -10.00%) = $900

Example 4: A Knock-Out Event has occurred, and the price of the Reference Asset increases from the Initial Price of $51.55 to a Final Price of $59.28. Because a Knock-Out Event has occurred, your principal is at risk. However, the Reference Return is 15.00% and therefore, the investor receives a payment at maturity of $1,150 per $1,000 principal amount note, calculated as follows:

$1,000 + ($1,000 × 15.00%) = $1,150

Description of the Reference Asset

General

This free writing prospectus is not an offer to sell and it is not an offer to buy interests in the Reference Asset or any of the stocks held by the Reference Asset.  All disclosures contained in this free writing prospectus regarding a Reference Asset, including its make-up, performance, method of calculation and changes in its components, where applicable, are derived from publicly available information. Entities with securities registered under the Exchange Act are required to file periodically certain financial and other information specified by the SEC. Information provided to or filed with the SEC electronically can be accessed through a website maintained by the SEC.  The address of the SEC’s website is http://www.sec.gov. Information provided to or filed with the SEC pursuant to the Exchange Act by an entity issuing a Reference Asset can be located by reference to the SEC file number specified in the description of each Reference Asset below.  We make no representation that these publicly available documents are accurate or complete.  You should make your own investigation into the Reference Asset. For more information, we urge you to read the section “Information Regarding the Reference Asset and the Reference Asset Issuer” in the product supplement.

Description of the iShares®  MSCI EAFE Index Fund

HSBC has derived all information contained in this free writing prospectus regarding the EFA, including, without limitation, its makeup, method of calculation and changes in its components or components of the MSCI EAFE® Index, from publicly available sources. The information reflects the policies of and is subject to change by iShares® Trust (“iShares® Trust”).

Information provided to or filed with the SEC by iShares® Trust pursuant to the Securities Act of 1933 and the Investment Company Act of 1940 can be located by reference to Commission file numbers 333-92935 and 811-09729, respectively, through the SEC’s website at http://www.sec.gov. HSBC makes no representation or warranty as to the accuracy or completeness of such information.

The EFA seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of publicly traded securities in the European, Australasian, and Far Eastern markets, as measured by the MSCI EAFE® Index, which is the underlying index of the EFA. EFA uses a representative sampling strategy to try to track the MSCI EAFE® Index. The primary exchange for shares of the EFA is NYSE Arca, Inc.

Your investment is linked to the basket which consists of the index funds. Any information relating to the underlying index is only relevant to understanding what the index fund seeks to replicate.

The MSCI EAFE® Index is calculated, published and disseminated daily by MSCI Inc., a majority-owned subsidiary of Morgan Stanley, and is comprised of the equity securities underlying the MSCI indices of selected countries in Europe, Australasia (Australia and Asia) and the Far East.

Representative Sampling

BlackRock Fund Advisors (“BFA”), the investment adviser to the iShares® MSCI EAFE Index Fund, employs a technique known as representative sampling to track the MSCI EAFE® Index. Representative sampling is an indexing strategy that involves investing in a representative sample of the securities included in the MSCI EAFE® Index that collectively has an investment profile similar to the MSCI EAFE® Index. The securities selected are expected to have, in the aggregate, investment characteristics (based on market capitalization and industry weightings), fundamental characteristics (such as return variability and yield), and liquidity measures similar to those of the MSCI EAFE® Index. The Fund may or may not hold all of the securities that are included in the MSCI EAFE® Index.

The Reference Asset generally will invest at least 90.00% of its assets in the securities of its MSCI EAFE® Index or in American Depositary Receipts, or other depositary receipts representing securities in the MSCI EAFE® Index. The Reference Asset may invest the remainder of its assets in securities not included in the MSCI EAFE® Index, but which BFA believes will help the Reference Asset track the MSCI EAFE® Index.

Correlation

The MSCI EAFE® Index is a theoretical financial calculation, while the Reference Asset is an actual investment portfolio. The performance of the Reference Asset and the MSCI EAFE® Index may vary somewhat due to transaction costs, foreign currency valuations, asset valuations, corporate actions (such as mergers and spin-offs), timing variances and differences between the Fund’s portfolio and the MSCI EAFE® Index resulting from legal restrictions (such as diversification requirements that apply to the Fund but not to the MSCI EAFE® Index) or representative sampling.

Industry Concentration Policy

The Reference Asset will concentrate its investments (i.e., hold 25% or more of its total assets) in a particular industry or group of industries only to approximately the same extent that the MSCI EAFE® Index is so concentrated.

Holdings Information

As of February 4, 2010, 99.70% of the iShares® MSCI EAFE Index Fund’s holdings consisted of equity securities, 0.01% consisted of cash and 0.29% was in other assets, including dividends booked but not yet received. The following tables summarize the iShares® MSCI EAFE Index Fund’s top holdings in individual companies and by sector as of such date.

Top holdings in individual securities as of December 31, 2009
Company Percentage of Total Holdings
HSBC HOLDINGS PLC	1.93%
BP PLC	1.77%
NESTLE SA-REG	1.64%
TOTAL SA	1.33%
BANCO SANTANDER SA	1.29%
BHP BILLITON LTD	1.27%
TOYOTA MOTOR CORP	1.19%
VODAFONE GROUP PLC	1.19%
ROCHE HOLDING AG-GENUSSCHEIN	1.17%
TELEFONICA SA	1.16%

Top holdings by sector as of December 31, 2009
Sector Percentage of Total Holdings
Financials	25.49%
Industrials	11.29%
Materials	10.30%
Consumer Staples	10.03%
Consumer Discretionary	9.67%
Energy	8.36%
Health Care	8.28%
Telecommunication Services	5.83%
Utilities	5.80%
Information Technology	4.65%

The information above was compiled from the iShares® website. We make no representation or warranty as to the accuracy of the information above. Information contained in the iShares® website is not incorporated by reference in, and should not be considered a part of, this document.

Description of the MSCI EAFE Index

We have derived all information contained in this document regarding the MSCI EAFE® Index, including, without limitation, its makeup, method of calculation and changes in its components, from publicly available information. The MSCI EAFE® Index is a stock index calculated, published and disseminated daily by its sponsor MSCI, a majority-owned subsidiary of Morgan Stanley, through numerous data vendors, on the MSCI website and in real time on Bloomberg Financial Markets and Reuters Limited. Neither MSCI nor Morgan Stanley has any obligation to continue to calculate and publish, and may discontinue calculation and publication of the MSCI EAFE® Index.

The MSCI EAFE® Index was developed by MSCI as an equity benchmark for international stock performance, and is designed to measure equity market performance of publicly traded securities in the European, Australasian and Far Eastern markets.
MSCI recently completed previously announced changes to the methodology used in its MSCI International Equity Indices, including the MSCI EAFE® Index. MSCI enhanced its Standard Index methodology by moving from a sampled multi cap approach to an approach targeting exhaustive coverage with non overlapping size and style segments. On May 30, 2008, the MSCI Standard Indices (which include the MSCI EAFE® Index) and the MSCI Small Cap Indices, along with the other MSCI equity indices based on them, transitioned to the Global Investable Market Indices methodology described below. The enhanced MSCI Standard Indices are now composed of the MSCI Large Cap and Mid Cap Indices. The former MSCI Small Cap Index transitioned to the MSCI Small Cap Index resulting from the Global Investable Market Indices methodology. Together, the relevant MSCI Large Cap, Mid Cap and Small Cap Indices make up the MSCI Investable Market Index for each country, composite, sector, and style index that MSCI offers.

The MSCI EAFE® Index Calculation

The performance of the MSCI EAFE Index is a free float-adjusted average of the U.S. dollar values of all of the equity securities (the “component securities”) constituting the MSCI indices for the selected countries (the “component country indices”). The MSCI EAFE® Index has been calculated since December 31, 1969. As of February 5, 2010, the MSCI EAFE Index consisted of the following 21 component country indices: Australia, Austria, Belgium, Denmark, Finland, France, Germany, Greece, Hong Kong, Ireland, Italy, Japan, Netherlands, Norway, Portugal, Singapore, Spain, Sweden, Switzerland, and the United Kingdom. Each of the component country indices is a sampling of equity securities across industry groups in such country’s equity markets.

Prices used to calculate the component securities are the official exchange closing prices or prices accepted as such in the relevant market. In general, all prices are taken from the main stock exchange in each market. The Underlying Index is rebalanced quarterly, calculated in U.S. dollars on a real time basis, and disseminated every 60 seconds during market trading hours. It is also calculated on an end of day basis.

Historical Performance of the Reference Asset

The following graph sets forth the historical performance of the Reference Asset based on the historical Official Closing Prices from January 3, 2005 through February 4, 2010.  The Official Closing Price for the Reference Asset on February 4, 2010 was $51.55. We obtained the Official Closing Prices below from Bloomberg Professional® service. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg Professional® service.

The historical Official Closing Prices of the Reference Asset should not be taken as an indication of future performance, and no assurance can be given as to the Official Closing Price on the Final Valuation Date. We cannot give you assurance that the performance of the Reference Asset will result in the return of any of your initial investment.

Historical Performance of the iShares® MSCI EAFE Index Fund

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
1/3/2005	3/31/2005	$55.36	$51.14	$52.92
4/1/2005	6/30/2005	$53.92	$51.12	$52.35
7/1/2005	9/30/2005	$58.57	$51.24	$58.09
10/3/2005	12/30/2005	$60.95	$54.58	$59.42
1/3/2006	3/31/2006	$65.52	$60.25	$64.99
4/3/2006	6/30/2006	$70.65	$59.40	$65.35
7/3/2006	9/29/2006	$68.52	$60.94	$67.78
10/2/2006	12/29/2006	$74.66	$67.61	$73.26
1/3/2007	3/30/2007	$77.18	$70.95	$76.27
4/2/2007	6/29/2007	$81.79	$76.05	$80.63
7/2/2007	9/28/2007	$85.50	$67.99	$82.56
10/1/2007	12/31/2007	$86.49	$78.00	$78.50
1/2/2008	3/31/2008	$79.22	$65.63	$71.90
4/1/2008	6/30/2008	$78.76	$68.06	$68.70
7/1/2008	9/30/2008	$68.39	$52.36	$56.30
10/1/2008	12/31/2008	$56.42	$35.53	$44.87
1/2/2009	3/31/2009	$45.61	$31.56	$37.59
4/1/2009	6/30/2009	$49.18	$37.28	$45.81
7/1/2009	9/30/2009	$56.31	$43.49	$54.70
10/1/2009	12/31/2009	$57.66	$52.42	$55.30
1/4/2010*	2/4/2010*	$58.00	$52.33	$51.55

* As of the date of this free writing prospectus available information for the first calendar quarter of 2010 includes data for the period from January 4, 2010 through February 4, 2010. Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the first calendar quarter of 2010.

Supplemental Plan of Distribution (Conflicts of Interest)

Pursuant to the terms of a distribution agreement, HSBC Securities (USA) Inc., an affiliate of HSBC, will purchase the notes from HSBC for distribution to J.P. Morgan Securities Inc. J.P. Morgan Securities Inc. will act as placement agent for the notes and will not receive a fee with respect to the notes.

In addition, HSBC Securities (USA) Inc. or another of its affiliates or agents may use the pricing supplement to which this free writing prospectus relates in market-making transactions after the initial sale of the notes, but is under no obligation to do so and may discontinue any market-making activities at any time without notice.

See “Supplemental Plan of Distribution” on page S-52 in the prospectus supplement.